Exhibit 10.4

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made as of August __, 2020 (the “Effective Date”), by and between CONVERSION LABS, INC., a Delaware corporation with its principal place of business located at 800 Third Avenue, Suite 2800, New York, NY 10022 (the “Company”) and _____________, an limited liability company with an address of ____________________ (the “Consultant”) (the Company and Consultant together the “Parties” or individually a “Party”).

WHEREAS, the Company and the Consultant desire to enter into this Agreement, pursuant to which the Consultant will provide consulting services as a Consultant to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and the Consultant, intending to be legally bound, hereby agree as follows:

A.       Engagement

The Consultant shall provide the Services defined below in Section C herein for the Company and/or its subsidiaries, Conversion Labs PR, LLC and Legal Simpli Software, LLC, reporting to its Chief Executive Officer and Board of Directors (the “Engagement”). In this capacity, the Consultant agrees to devote sufficient efforts to the fully discharge of its duties and responsibilities as assigned by the Company and agreed to from time to time by Consultant.

B.       Term

Services under this Agreement will commence on August __, 2020 (the “Commencement Date”) and shall continue for a period of Two Years (the “Initial Term”) renewable for additional one-year periods upon the mutual agreement of the parties, reflected in writing; unless earlier terminated in accordance with the provisions of Section I below.

C.       Services to be Performed

1.       During the Term of this Agreement, the Consultant shall serve the Company in the capacity of Consultant and assist with the general operations of the business, marketing the Company’s products, and recruiting talent in connection with the Company’s men’s sexual health, hair loss and PDF businesses consistent with Consultant’s expertise as assigned to Consultant by the Company and agreed to by Consultant from time to time (collectively the “Services”).

2.       The Consultant will accomplish the Services within the Term of this Agreement in accordance with the Company’s policies and procedures and applicable law.

3.       As approved by the parties, Consultant will provide additional services to the Company including the identification of and investment in new areas of business and creation of new products to maximize value for the parties. The parties will agree to the specific terms for such additional services as such opportunities arise.

D.       Compensation for Services; Reimbursement for Expenses

1.       Compensation for Services. On the Commencement Date, Consultant shall receive from the Company two warrants that entitle consultant to purchase up to 3,750,000 shares of common stock of the Company according to the following terms and vesting schedule:

●	A warrant to purchase up to __________ shares of the common stock of Conversion Labs, Inc., with an exercise price equal to the last closing price of the Common Stock prior to issuance of the warrant. The Warrant Shares shall vest in equal monthly installments beginning in month 7 through the 24-month anniversary of this Agreement.

●	A warrant to purchase 1,250,000 shares of the common stock of Conversion Labs, Inc., with an exercise price of $________ per share. This warrant shall vest on the 2-year anniversary of this Agreement.

●	In the event of a change of control transaction, all warrant shares due to Consultant shall immediately vest.

●	In the event of a stock-split, the number of shares shall be adjusted accordingly.

●	Warrants shall have a 5-year term and a net issue exercise clause.

2.       Consultant acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation payable to it for the Engagement and the provision of the Services of Consultant, and the Parties specifically agree that no compensation, benefits or other reimbursements, except as set forth below, of any other nature shall be paid or payable to Consultant as a result of the provision of Services hereunder, unless agreed to by the parties.

3.       So long as Consultant obtains pre-approval for any expenses that are directly attributable to the Consultant’s performance of the Services under this Agreement (the “Expenses”), the Company agrees to reimburse the Consultant for such Expenses. The Consultant shall submit itemized statement(s) of any Expenses, and the Company shall reimburse Consultant for Expenses no later than thirty (30) days after receipt of any invoice for Expenses.

E.       Ownership of Materials

1.       Ownership. Materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, or delivered to the Company in the scope of the Services or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) but solely to the extent constituting, resulting in or creating software, source or object code, databases, data and website content, trademark applications and registrations, service marks, trade names, trade dress, logos, user names and other source indicators, patents and patent applications, (collectively, the “Creative Materials”), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company. Notwithstanding anything to the contrary contained herein, the Company acknowledges that Consultant’s businesses includes the analysis of, investment in, and management participation with respect to businesses and assets that are similar to the Company’s business and assets, and that the review of the Creative Materials given to Consultant inevitably will serve to give Consultant deeper knowledge and understanding in a way that cannot be separated from the other knowledge of Consultant and its principals. Accordingly, the Company agrees that this Agreement shall not restrict the use of such overall knowledge and understanding for Consultant or its principals’ own purposes and not in violation of any applicable securities laws.

2.       Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered “works made for hire” as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. Consultant shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3.       Disclosure; Cooperation. The Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. Consultant agrees, at the Company’s reasonable request and expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by Consultant to the Company in performing the Services hereunder.

4.       Consultant’s Obligations. With respect to any Creative Materials, Consultant shall:

●	Treat all Confidential Information with respect thereto as Confidential Information of the Company;

●	Give to the Company and its attorneys all reasonable and requested assistance in preparing such application, at the Company’s sole cost and expense;

●	From time to time, upon the request and at the expense of the Company, but without payment to Consultant by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company, with any such costs or expenses related to such action to be paid by the Company;

●	Testify in any proceedings or litigation as to any Creative Materials, with any fees or costs, including attorneys’ fees, to be paid by the Company; and

●	In case the Company shall desire to keep secret any Creative Materials or shall for any reason decide not to have apply for patents thereon, refrain from applying for patent thereon.

F.        Confidentiality

1.       Confidential Information. Consultant acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information to Consultant, in order for Consultant to perform the Services pursuant to this Agreement. Consultant shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information (as defined below) without the Company’s prior written permission except to the extent necessary to perform the Services on the Company’s behalf. Confidential Information shall mean:

●	Any written or tangible information stamped “confidential,” “proprietary” or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

●	Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

●	Information, data, test results, patent applications, methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company’s proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

●	Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom Consultant gained knowledge as a result of providing Services to the Company;

●	Any data, deliverables or other work product or information generated or developed by Consultant in connection with the performance of Services under this Agreement, that constitutes Creative Materials; and

Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding anything to the contrary contained herein, the Company acknowledges that Consultant’s businesses includes the analysis of, investment in, and management participation with respect to businesses and assets that are similar to the Company’s business and assets, and that the review of the Creative Materials given to Consultant inevitably will serve to give Consultant deeper knowledge and understanding in a way that cannot be separated from the other knowledge of Consultant and its principals. Accordingly, the Company agrees that this Agreement shall not restrict the use of such overall knowledge and understanding for Consultant or its principals’ own purposes and not in violation of any applicable securities laws and such overall knowledge and understanding shall not constitute Confidential Information as defined herein.

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(i)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of Consultant;

(ii)	is rightfully in Consultant’s possession at or prior to the time of disclosure by the Company;

(iii)	is obtained, after the Commencement Date, by Consultant from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information;

(iv)	is part of Consultant’s or its principals’ general knowledge and understanding, provided that such knowledge and understanding is not based on, and does not consist of, any Confidential Information; or

(v)	is developed independently by Consultant, without reference to or use of any Confidential Information.

2.       At any time upon request of the Company or upon Termination of this Agreement, Consultant shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property (including but not limited to document files, computer disks, keys) furnished to Consultant, by the Company and all other materials prepared by Consultant, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3.       Notwithstanding the return of Confidential Information or the Termination of this Agreement, Consultant, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in the event the Company prevails in any action brought under this Section F, the Company shall also be entitled to recover its reasonable attorney’s fees and costs expended in such action from Consultant.

G.        Non-Solicitation; Non-Disparagement

1.       Non-Solicitation. Consultant covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Consultant shall not solicit, induce, aid or suggest to: (a) any employee to leave such employ, (b) any contractor, Consultant or other service provider to terminate such relationship.

2.       Non-disparagement. Consultant covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Consultant will not make any remarks or adverse statements, in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks), about the Company or its affiliates that could reasonably be construed as disparaging or defamatory, or to cast the Company or any of its affiliates in a negative light, or harm the Company’s or any of its affiliates’ current or prospective business plans. The Company agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Company will not make any remarks or adverse statements, in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks), whether directly or indirectly, about Consultant that could reasonably be construed as disparaging or defamatory, or to cast Consultant in a negative light, or harm Consultant’s reputation or otherwise current or prospective business plans. For the avoidance of doubt, nothing in this Section G2 shall be construed in a manner that would violate any law or prevent any truthful statements required by law or regulation, to any regulator, governmental entity, or court of competent jurisdiction, or in any deposition, subpoena, or similar legal testimony.

H.        Termination

This Agreement will terminate automatically: (a) upon the expiration of the Term; (b) upon written notice being provided to Consultant by the Company of its intent to terminate. Upon termination of the Agreement, Consultant shall (i) forfeit any portion of the warrants that are not then vested, and (ii) immediately cease incurring any Expenses under this Agreement. For the avoidance of doubt, in the event this Agreement is terminated by the Company prior to the Initial Term, the Consultant shall be entitled to that portion of the Compensation attributable to the period of time through the date of termination (based on the vesting schedule outlined in Section 1 above).

I.        Indemnification

1.       The Company agrees to defend, indemnify and hold Consultant harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time.

2.       The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

3.       The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, consult with the other Party regarding control over the defense and/or settlement of any claim or action, including but not limited to regarding the selection of counsel, understanding that each Party may wish to retain his/her/its own counsel to defend against any claim, suit or action; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

J.        Survival

The obligations of the Parties pursuant to Sections E, F, G and I shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with all other provisions that expressly provide for survival of Termination.

K.        Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that no employee, owner or principal of Consultant is and none shall be considered an employee of the Company and is not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company’s employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by Consultant. Consultant acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of Consultant, and shall make no state temporary disability or family leave insurance payments on behalf of Consultant, and Consultant agrees that Consultant will not be entitled to these benefits in connection with performance of the Services under this Agreement. Except as otherwise provided herein, Consultant acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which Consultant, may be entitled to receive in connection with the performance of the Services under this Agreement. Consultant is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

L.        Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of Consultant are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

M.        Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

N.        Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of New York, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

O.        Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to Consultant shall be delivered to the attention of Consultant. Notices to the Company shall be delivered to the attention of the Chief Executive Officer. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

P.        Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

CONVERSION LABS, INC.

By:
Name:
Title:	President & CEO

Date:		Date: